Exhibit 10.16

February 15, 2012

Re: Offer of Employment by Gigamon LLC

Dear Duston:

Everyone at Gigamon LLC (the “Company”) is excited to welcome you as the latest addition to a great company. We strongly believe you will make an outstanding contribution to the team, living up to the high standards set by your fellow team members. It is with great pleasure that I confirm the Company’s offer of employment to you for the position of Chief Financial Officer.

The terms of the Company’s offer are outlined in this letter (the “Offer Letter”) and attached documents, if any.

1.	Start Date. We expect you to start work no later than March 5, 2012 (the “Start Date”).

2.	Position. You will be Chief Financial Officer for the Company, working in our Milpitas, California, Office. In this position, you will have responsibility for all finance, manufacturing and operations functions. You will report directly to Ted Ho, Chief Executive Officer of the Company.

3.	Compensation

(a)	Base Salary. You will receive a base salary at an annual rate of $240,000 (“base salary”), paid in installments twice monthly.

(b)	Annual Bonus. You will receive an annual personal Performance Objective Bonus plan up to $120,000, which will be jointly written by you and me, reviewed and paid in quarterly increments, commencing on Start Date.

4.	Benefits. You will be eligible to participate in all benefit programs in accordance with existing Company policy (including 401k plan, vision plan, health insurance plan, dental plan and as well as 10 days of paid holidays each year and up to 15 days of paid time off per year (during your 1st to your 4th year of employment with Gigamon) earned at a rate of 1.25 days for each full month of service, which can be used for sick leave as needed). The Company also provides life insurance for each employee, at the Company’s expense.

5.

Option. We will recommend to the Company’s Board of Managers (the “Board”) that you be granted an option to purchase up to 1,000,000 shares under the terms and conditions set forth in the grant agreement and the Company’s 2012 Unit Option Plan (the “Plan”). During the periods of your full employment with the Company, the units granted will vest over a 4 year period as follows: the first 25% of each grant will vest 12 months after the vesting commencement date (currently anticipated to be your Start Date) and the remainder will vest in equal monthly installments for the remaining 36 months. The grant of such an option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

6.	Special Benefits.

(a)	Severance Payment due to Involuntary Termination of Employment. If your employment with the Company is terminated without “Cause” (as defined below) or you become subject to an “Involuntary Termination” (as defined below), and provided you execute (do not revoke) the Company’s standard form of release of all claims agreement (the “Release”), then the Company shall provide you with a lump sum payment equal to six (6) months of your base salary (at the rate in effect immediately prior to your termination of employment) less applicable withholdings on the thirtieth (30th) day following such termination of employment and receive six (6) months of additional Options vesting. Notwithstanding the foregoing payment schedule, no severance will be paid prior to the effective date of the Release.

(b)	Involuntary Termination of Employment in Connection with Change of Control. If during your employment with the Company experiences a Change of Control (as defined below) and at the time of or within twelve (12) months following the closing of that transaction your employment with the Company or its successor is terminated by the Company or the successor without Cause or you experience an Involuntary Termination, and provided that at the time of any such termination you sign the Release, then the vesting of the Options shall be automatically accelerated to the extent that the Options would have become 100% vested, and the Company shall provide you with a lump sum payment equal to six (6) months of your base salary (at the rate in effect immediately prior to your termination of employment) less applicable withholdings on the thirtieth (30th) day following such termination of employment.

7.	Definitions.

(a)

Cause. For the purposes of this Offer Letter, “Cause” for termination of your employment will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company’s Board of Directors: (1) your gross negligence or willful misconduct in the performance of your duties hereunder, including without limitation your willful violation of any Company policy, where such negligence, misconduct or violation has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries or successors; (2) your repeated or unjustified absence from the Company; (3) your commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company; (4) your conviction of any felony, or your conviction of a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (5) your incurable material breach of any written agreement you have with the Company, including without limitation your misappropriation or misuse of the Company’s intellectual property under the Company’s Employee Agreement Regarding Proprietary Information and Inventions.

(b)	Involuntary Termination. For the purposes of this Offer Letter, an “Involuntary Termination” shall include any termination by the Company or its successor other than for Cause and your voluntary termination, upon 30 days prior written notice to the Company or its successor, following: (i) a significant change which occurs in your position, duties, authority or responsibilities relative to your position, duties authorities or responsibilities in effect immediately prior to such change; (ii) a significant reduction in your base salary other than a reduction by the Company with respect to all executives as part of a general readjustment of their compensation levels; (iii) any reduction in kind or level of benefits to which you are entitled immediately prior to such change with the result that your overall benefit package is significantly reduced unless it is part of a Company-wide change of the same percentage; or (iv) relocation of your principal place of employment by more than 50 miles from your then-current location of employment, without your prior written consent.

(c)	Change of Control. For purposes of this Offer Letter, “Change of Control” of the Company is defined as: (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing at least 50% of the voting power of the then outstanding shares of capital stock of the Company.

8.	At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice with or without cause. Any modification of change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

9.	Confidential. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of you employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employment Agreement Regarding Proprietary Information and Inventions” as a condition of your employment, if you have not already. We wish to impress upon that we do not want you to, and we hereby direct that you do not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations, you may have to any former employer. During the period that you render services for the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Offer Letter, any agreements concerning an option to purchase Company Performance Units, if any, under the Plan, and the Company’s Employee Agreement regarding Proprietary Information and Inventions, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and any current or past employer.

10.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, you may contact our personnel office.

11.	Dispute Resolutions. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Offer Letter or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that only those costs of arbitration you would otherwise bear had you brought a claim covered by this Offer Letter in court. Judgment upon determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.	Acceptance. This offer will remain open until February 17, 2012. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Offer Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company,

Best Regards,

/s/ Ted C. Ho

Name: Ted C. Ho

Title: Chief Executive Officer

To indicate your acceptance of this offer, please sign and date this Offer Letter in the space provided below and return it to me, along with a signed and dated copy of the Company’s Employee Agreement Regarding Proprietary Information and Inventions. This Offer Letter, together with the Proprietary Information and inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by a written agreement, signed by an authorized executive officer of the Company and you.

/s/ Duston Williams Duston Williams	Date Signed

Attachments: None